EXHIBIT 16.1

13577 Feather Sound Drive, Suite 400 ■ Clearwater, Florida 33762 Main: 727.572.1400 ■ Fax: 727.571.1933 ■ www.mhm-pc.com

August 16, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated August 17, 2017 of Dais Analytic Corporation and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Mayer Hoffman McCann P.C.

Clearwater, Florida

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